Exhibit 99.3

External Q&A
July 24, 2008

Why is GE Healthcare acquiring Vital Signs, Inc?

Vital Signs, Inc. is a leader in single-patient-use medical products for the anesthesia, respiratory, and critical care markets. One key element of the Clinical Systems vision is to continue to invest in and develop customer-focused business segments that expand customer reach while also realizing growth. With this acquisition, GE Healthcare will have one of the most comprehensive anesthesia, monitoring and respiratory-care offerings on the market.

Vital Signs also is an excellent business from a financial perspective having grown revenues in excess of 18% CAGR over the last 30 years. In addition, Vital Signs has consistently developed innovative products that have enabled it to generate operating margins in excess of 20% and grow a strong recurring revenue base.

What makes up Vital Signs, Inc and what are the major product lines?

Vital Signs, headquartered in Totowa, New Jersey, is a publicly traded company that was founded in 1972, with more than 1,200 employees worldwide. Revenues are estimated to reach approximately $230 MM in 2008

Vital Signs has a broad product offering of innovative single-patient use products which offer significant cost advantages and improved patient care features, including reducing the potential of transmitting infections from one patient to another.

In addition to their consumable products, Vital Signs also provides diagnostic and therapeutic devices for the treatment of obstructive sleep apnea, which is an excellent fit in our home healthcare initiative, a key growth area identified in our business growth roadmap. These sleep disorder/personal ventilation products and services will complement GE Healthcare’s capabilities in respiratory care management, offering healthcare professionals a wide choice of unique advanced life support ventilators to meet a variety of patient needs and care settings.

Review the complete product line here.

Is this consistent with GE’s strategy to invest in high-technology businesses?

By combining our leading anesthesia and respiratory care offerings with Vital Signs’ history of innovation in single-use products and services, GE Healthcare will now offer a wide-reaching set of solutions and new technologies for our clinicians and their patients. This deal is expected to deliver strong growth, earnings expansion and expanded margins.

As the healthcare industry continues to face a challenging and dynamic external market environment, consumable devices will provide a new, profitable, and constant revenue stream for our business.

Why is Vital Signs willing to sell their business?

Commenting on the acquisition, Terry Wall, CEO of Vital Signs said, “This is a tremendous opportunity for us to further develop the Vital Signs business. We are proud of our innovative single patient use technologies and the contribution they have made to reduce patient mortality through limiting hospital acquired infections. By joining GE Healthcare, we see a huge opportunity to bring these products to many more hospitals and improve the care and health of patients worldwide.”

Is there a need for single-patient use products in anesthesia and respiratory care?

A recent study from a Northwestern Memorial Hospital researcher showed hospital methicillin-resistant Staphylococcus aureus (staph) infections cause 12 thousand deaths in the United States each year, costing $9.6 billion to the healthcare system. Vital Signs’ single-use anesthesia breathing circuits and facemasks reduce the potential of transmitting infections from one patient to another. In October 2008, the Centers for Medicare and Medicaid Services (CMS) will begin limiting reimbursements for certain healthcare-associated infections (HAI).

What is the anticipated timing?

The transaction, which is subject to Vital Signs shareholder and regulatory approvals, and other customary conditions, is expected to close in the 4th quarter of 2008. Shareholders who own approximately 37% of the Vital Signs shares outstanding have agreed to vote their shares in favor of the proposed transaction. The Boards of Directors of GE and Vital Signs have approved the transaction.

IMPORTANT ADDITIONAL INFORMATION AND WHERE TO FIND IT:

In connection with the proposed merger, Vital Signs will file a proxy statement and other relevant materials with the Securities and Exchange Commission (the “SEC”). BEFORE MAKING ANY VOTING DECISION WITH RESPECT TO THE PROPOSED MERGER, INVESTORS AND SHAREHOLDERS ARE ADVISED TO READ THE PROXY STATEMENT AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED MERGER AND THE PARTIES TO THE MERGER. Investors and shareholders may obtain a free copy of the proxy statement (when available) and other relevant documents filed with the SEC from the SEC’s website at www.sec.gov. Vital Signs’ shareholders and other interested parties will also be able to obtain, without charge, a copy of the proxy statement and other relevant documents (when available) by directing a request by mail to the company at 20 Campus Road, Totowa, New Jersey, 07512 or by telephone to 973-790-1330. Vital Signs and its directors and officers may be deemed to be participants in the solicitation of proxies from Vital Signs’ shareholders with respect to the merger. Information about Vital Signs’ directors and officers and their ownership of Vital Signs common stock is set forth in the Vital Signs proxy statements and Annual Reports on Form 10-K previously filed with the SEC, and will be set forth in the proxy statement relating to the proposed merger when it becomes available.